Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

McEwen Mining Inc.

We consent to the incorporation by reference in the registration statements: Nos. 333-144563, 333-144569, 333-112269, 333-36600, 333-179144 and 333-179143 on Form S-8; No. 333-182192 on Form S-3; and No. 333-178306 on Form S-4 of McEwen Mining Inc. of our reports dated March 6, 2013 on the consolidated balance sheets as of December 31, 2012 and December 31, 2011, and the related consolidated statements of operations and comprehensive loss, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2012, and the effectiveness of internal control over financial reporting, which reports appear in the December 31, 2012 annual report on Form 10-K of McEwen Mining Inc.

/s/ KPMG LLP

Chartered Professional Accountants, Licensed Public Accountants

Toronto, Canada

March 10, 2014